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                                                                    Exhibit 23.1

                        Consent of Independent Auditors



The Board of Directors
Pacific Aerospace & Electronics, Inc.:


We consent to the incorporation by reference into the Registration Statement on Form S-8 filed by Pacific Aerospace & Electronics, Inc. of our report dated July 16, 1999, except as to note 24 which is as of August 19, 1999, relating to the consolidated balance sheets of Pacific Aerospace & Electronics, Inc. and subsidiaries as of May 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1999, which report appears in the May 31, 1999 annual report on Form 10-K of Pacific Aerospace & Electronics, Inc.



 /s/ KPMG LLP

Seattle, Washington
May 10, 2000